                                                FILED PURSUANT TO RULE 424(B)(3)
                                                     REGISTRATION NO. 333-106838

            CORPORATE PROPERTY ASSOCIATES 16 -- GLOBAL INCORPORATED
                      SUPPLEMENT DATED SEPTEMBER 28, 2004
                      TO PROSPECTUS DATED AUGUST 13, 2004
                     AS SUPPLEMENTED ON SEPTEMBER 24, 2004

     This Supplement is part of, and should be read in conjunction with, the Prospectus dated August 13, 2004, as supplemented on September 24, 2004.

                         PRIOR OFFERINGS BY AFFILIATES

     The information on the cash distributions of our prior programs contained in pages 45-46 of our Prospectus dated August 13, 2004 has been updated as follows:

              COMPLETED FUNDS: A PROVEN TRACK RECORD OF LIQUIDITY

                              CPA(R):1   CPA(R):2   CPA(R):3   CPA(R):4   CPA(R):5   CPA(R):6   CPA(R):7   CPA(R):8   CPA(R):9
                              --------   --------   --------   --------   --------   --------   --------   --------   --------
Total Cash Distributions
  Plus Terminal Value per
  $10,000 Invested            $23,670    $36,856    $40,809    $31,014    $21,031    $26,393    $21,500    $22,861    $18,401
Value Received at
  Termination per $10,000
  Invested(1)                 $11,320    $12,030    $16,320    $14,190    $ 7,910    $14,860    $11,920    $14,970    $11,330
Total Cash Distributions per
  $10,000 Invested(2)         $12,356    $24,835    $24,489    $16,824    $13,121    $11,533    $ 9,580    $ 7,891    $ 7,071
Percentage of Original
  Investment Received            207%       369%       408%       310%       210%       264%       216%       229%       184%
Average Annual Return           7.32%     15.32%     19.40%     14.28%      7.86%     12.72%     10.77%     13.78%     10.38%
                        2004
                        2003
                        2002
                        2001
                        2000
                        1999
                   1998
                        1997    7.05%     18.92%     19.86%     11.44%      7.08%      9.71%      8.62%      8.81%      8.50%
                        1996    7.02%     18.72%     19.72%     11.38%      7.71%      9.61%      8.52%      8.72%      8.48%
                   1995         6.50%     17.90%     18.95%     11.24%      9.78%      9.29%      8.37%      8.53%      8.44%
                   1994         6.29%     17.50%     18.69%     11.17%      9.74%      9.23%      6.74%      8.46%      8.40%
                   1993         6.23%     17.33%     18.49%     11.11%      9.68%      9.16%      6.12%      8.43%      8.38%
                   1992         6.15%     17.11%     17.95%     11.03%      9.60%      9.08%      6.62%      8.35%      8.30%
                   1991         6.07%     16.83%     16.44%     10.83%      9.52%      8.67%      8.32%      8.27%      8.22%
                        1990    5.75%     16.57%     15.80%     10.60%      9.44%      8.46%      8.29%      8.19%      8.14%
                        1989    5.41%     16.00%     14.60%     10.45%      9.36%      8.33%      8.18%      8.08%      8.09%
                        1988    5.32%     15.40%     13.54%     10.35%      9.28%      8.23%      8.10%      8.03%
                        1987    5.27%     15.08%     13.00%     10.26%      9.19%      8.14%      8.03%
                        1986    5.22%     13.29%     12.25%     10.19%      9.10%      8.06%
                        1985    7.45%      9.57%     11.55%     10.11%      8.84%      8.01%
                        1984    7.45%      9.17%     11.15%     10.03%      8.48%
                        1983    7.45%      9.09%     10.06%      8.92%
                        1982    7.45%      8.79%      9.76%
                        1981    7.43%      8.03%
                        1989    7.33%      8.00%
                        1979    7.18%

                              CPA(R):10   CIP(R)
                              ---------   -------
Total Cash Distributions
  Plus Terminal Value per
  $10,000 Invested             $20,758    $24,243
Value Received at
  Termination per $10,000
  Invested(1)                  $11,230    $13,900
Total Cash Distributions per
  $10,000 Invested(2)          $ 9,528    $10,343
Percentage of Original
  Investment Received             208%       242%
Average Annual Return            8.99%     11.22%
                        2004                8.58%
                        2003                8.54%
                        2002     7.18%      8.51%
                        2001     7.15%      8.41%
                        2000     7.12%      8.32%
                        1999     7.09%      8.29%
                   1998          7.05%      8.25%
                        1997     7.35%      8.22%
                        1996     8.30%      8.17%
                   1995          8.29%      8.09%
                   1994          8.25%      8.02%
                   1993          8.20%      7.41%
                   1992          8.12%      7.10%
                   1991          8.04%
                        1990
                        1989
                        1988
                        1987
                        1986
                        1985
                        1984
                        1983
                        1982
                        1981
                        1989
                        1979

---------------

PAST PERFORMANCE IS NOT A GUARANTEE OF FUTURE RESULTS.

(1) CPA(R):1 through CPA(R):9 were merged into Carey Diversified LLC ("CDC") and listed on the NYSE in January 1998. Terminal values are based on any final cash distribution plus the average share price for the 30 trading days after the listing, which was $21.52 per share. On June 28, 2002, CDC merged with
    W. P. Carey & Co., Inc. to form W. P. Carey & Co. LLC (NYSE:WPC). In April 2002, shareholders of CPA(R):10 approved an offer to exchange their shares for either shares of CIP(R) or 4% Promissory Notes. Those who elected promissory notes received interest and $11.23 per share at the end of 2002, as illustrated here. On September 1, 2004, CIP(R) and CPA(R):15 merged with CPA(R):15 being the surviving company. In the merger, CIP(R) shareholders received a special cash distribution of $3.00 per share and, in addition, the choice of either $10.90 in cash or 1.09 shares of CPA(R):15.

(2) Cash return percentages are calculated by dividing the cash distributed (excluding distributions of cash from property sales) by the total original investment in the program. Cash distributions from property sales are deducted from the original investment in calculating subsequent cash return percentages. When a fund's first or last year was a partial year, the cash distribution rate for that year is quoted on an annualized basis.

                       CASH DISTRIBUTIONS FROM OPERATIONS

                                                                                             CPA(R):16 -
                                                         CPA(R):12   CPA(R):14   CPA(R):15     GLOBAL
                                                         ---------   ---------   ---------   -----------
Total Cash Distributions Per
  $10,000 Invested(1)                                      $8,200      $4,405      $1,546           $225

Annualized Yields Based                     Q2 2004(2)      8.27%       7.59%       6.29%          4.52%
  On Calendar Year                             2003         8.26%       7.55%       6.22%
  Distributions(2)                             2002         8.23%       7.49%       6.05%
                                               2001         8.20%       7.08%
                                               2000         8.17%       6.59%
                                               1999         8.14%       6.35%
                                               1998         8.10%
                                               1997         8.07%
                                               1996         8.04%
                                               1995         7.63%
                                               1994         7.04%
                                               1993
                                               1992

---------------

PAST PERFORMANCE IS NOT A GUARANTEE OF FUTURE RESULTS.

(1) Total cash distributions include those received from operations and from property sales through July 2004 and are exclusive of increases or decrease in property values and equity build-up from paydown of mortgage balances. The percentages reflected above will represent a return of the money originally invested in a program and not a return on such money to the extent aggregate proceeds from the sale of such program's properties are less than the gross investment in such program.

(2) All cash distribution return percentages are calculated by dividing the cash distributed (excluding distributions of cash from property sales) by the total original investment in the program assuming investment in first closing. Cash distribution percentages are quoted on an annualized basis. Current quarter figure represents annualized yield of most recent quarterly distribution.

The charts above display, in summary form, the performance histories of prior CPA(R) portfolios (see Table III in the prospectus) and should not be considered as indicative of the possible operations of CPA(R):16 - Global. CPA(R):16 - Global owns a portfolio of properties different from those owned by the predecessor CPA(R) programs. The inclusion of these charts do not imply in any manner that CPA(R):16 - Global will make investments comparable to those reflected in the charts with respect to cash flow, taxable income or other factors, nor does it imply or indicate that purchasers of shares will experience returns comparable to those experienced by investors in the real estate portfolios other than CPA(R):16 - Global referred to in the charts. Moreover, the size of cash distributions is only one criterion on which a decision to invest in CPA(R):16 - Global should be based. Investors who purchase shares in CPA(R):16 - Global will not have ownership interests in the real estate portfolios depicted here (unless they are also investors in those real estate portfolios). An investment in the portfolios listed above was subject to risks similar to those of an investment in CPA(R):16 - Global.